Exhibit 10.2

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”), is entered into as of December 4, 2008, by and between Digital Realty Trust, Inc. (the “REIT”) and Digital Realty, L.P. (the “Operating Partnership” and together with the REIT, the “Company”), and David Caron ( “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive have entered into that certain Employment Agreement (the “Employment Agreement”), dated as of July 30, 2004, which sets forth the terms and conditions of Executive’s employment by the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby amend the Employment Agreement as follows, effective as of the date first above written:

1. Section 3 of the Employment Agreement is hereby amended by adding the following to the end thereof:

“Any annual bonus that becomes payable to you is intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half (2 1/2) month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).”

2. Section 8 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“8. TERMINATION OF EMPLOYMENT.

(a) Without Cause. Subject to Section 8(c) below, in the event of a termination of your employment hereunder by the Company without Cause (as defined below), then, subject to Section 8(b) below, in addition to any other accrued amounts payable to you through the date of termination of your employment (such date, the “Termination Date”), the Company will pay you within 60 days after your Termination Date (with the exact payment date to be determined by the Company in its discretion), a lump sum payment equal to 50% of your annual base salary as in effect on the Termination Date; provided, however, in no event shall you or your estate or beneficiaries be entitled to any such payment hereunder upon any termination of your employment by reason of your total and permanent disability or your death.

(b) Potential Six-Month Delay. Notwithstanding anything to the contrary in this letter, no compensation or benefits, including without limitation any termination payments or benefits payable under this Section 8, shall be paid to you during the 6-month period following your “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code) to the extent that the Company determines that paying such amounts at the time or times indicated in this letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such 6-month period, plus interest thereon from the Termination Date through the payment date at a rate equal to the then-current “applicable Federal rate” determined under Section 7872(f)(2)(A) of the Code.

(c) Release. Your right to receive the payments and benefits set forth in this Section 8 is conditioned on and subject to your execution within 21 days (or, to the extent required by applicable law, 45 days) following the Termination Date and non-revocation within 7 days thereafter of a general release of claims against the Digital Group, in a form reasonably acceptable to the Company.

(d) Definition of Cause. For purposes of this letter, “Cause” will be determined in the reasonable discretion of the Company, and will include, without limitation, the following: (i) material failure by you to exercise a reasonable level of skill and efficiency in performing your duties or responsibilities; (ii) misconduct by you which injures the general reputation of any member of the Digital Group or interferes with contracts or operations of any member of the Digital Group; (iii) your conviction of, or entry of a guilty or no contest plea to, a felony or any crime involving moral turpitude; (iv) fraud, misrepresentation, or breach of trust by you in the course of your employment which adversely affects any member of the Digital Group; (v) your willful and gross misconduct in the performance of your duties hereunder that results in economic or other injury to the Company or its subsidiaries or affiliates; (vi) a material breach of your covenants set forth in Section 9 below; or (vii) a material breach by you of any of your obligations under this letter.”

3. Section 13 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“13. RESERVED.”

4. Section 14 of the Employment Agreement is hereby amended by adding the following to the end thereof:

“This letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.”

5. The following Sections 16, 17, and 18 shall be added immediately after Section 15 of the Employment Agreement:

“16. CODE SECTION 409A.

(a) To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if at any time the Company determines that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 16(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

(b) To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 8(b) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(c) To the extent that compensation or benefits payable under Section 8 of this Agreement (i) constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code or (ii) are intended to be exempt from Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(9)(iii), and are designated under this Agreement as payable upon (or within a specified time following) your termination of employment, such compensation or benefits shall, subject to Section 8(b) hereof, be payable only upon (or, as applicable, within the specified time following) your “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code).

(d) To the extent that any payments or reimbursements provided to you under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to you reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

17. ASSUMPTION BY SUCCESSOR. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this letter in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

18. GOVERNING LAW. This letter shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.”

6. This First Amendment shall be and is hereby incorporated in and forms a part of the Employment Agreement.

7. Except as amended and set forth herein, the Employment Agreement shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment has been executed and delivered by the parties hereto.

DIGITAL REALTY TRUST, INC.

By:	/s/ Ellen Jacobs
Name:	Ellen Jacobs
Title:	Vice President, Corporate Services & Human Resources

DIGITAL REALTY, L.P.

By:	/s/ Ellen Jacobs
Name:	Ellen Jacobs
Title:	Vice President, Corporate Services & Human Resources

EXECUTIVE

/s/ David Caron
David Caron

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